Exhibit 99.1

Genzyme Contacts:	Cell Genesys Contact:
Dan Quinn (media)	Ina Cu
617-768-6849	650-266-3200
Kristen Galfetti (investors)
617-768-6563
CELL GENESYS SAN DIEGO MANUFACTURING OPERATION
ACQUIRED BY GENZYME
SOUTH SAN FRANCISCO, Calif., and CAMBRIDGE, Mass. (November 22, 2005) — Cell Genesys, Inc. (Nasdaq: CEGE) and Genzyme Corp. (Nasdaq: GENZ) today announced that Genzyme has acquired Cell Genesys’ manufacturing operation in San Diego, CA to support the growth of Genzyme’s gene therapy programs. Under the terms of the agreement, Genzyme will pay Cell Genesys $3.2 million in cash for the assets contained in the 47,000 square-foot leased facilities. Most of the approximately 40 employees formerly employed by Cell Genesys have become Genzyme employees.
“We are pleased to conclude this transaction and be able to transfer our San Diego manufacturing operation to Genzyme, a leading biotechnology company,” said Michael W. Ramsay, Cell Genesys’ senior vice president, operations. “We recognize the significant contributions of the San Diego team for their work in advancing the production of our oncolytic virus therapy products, as well as the gene therapy products now in clinical development through our former subsidiary, Ceregene, Inc.”
Genzyme plans to use the acquired assets and the new facilities to support its ongoing research and clinical trials, and to broaden the company’s manufacturing capabilities related to both Adenovirus and Adeno-Associated Virus vectors. These vectors are used to deliver genes to the appropriate cells in patients.
The most advanced gene therapy program at Genzyme is an ongoing phase 2 clinical trial examining the safety and effectiveness of locally delivered Ad2/HIF-1a, an engineered form of the HIF-1a gene, for patients with peripheral arterial disease. Genzyme’s experimental therapy is designed to promote the growth of new blood vessels and improve circulation in patients’ limbs. The primary endpoint is change in the maximum amount of time a patient can walk on a treadmill without stopping due to pain from intermittent claudication.
Genzyme’s gene therapy portfolio also includes pre-clinical work related to lysosomal storage disorders and, in partnership with Excigen, Inc., atrial fibrillation. Genzyme is also conducting pre-clinical gene therapy research through a joint effort with Applied Genetic Technologies.
“Addition of this state-of-the-art manufacturing facility will support the growth of our gene therapy program and significantly strengthen our ability to produce quantities of both Adenovirus vectors and Adeno-Associated Virus vectors,” said Blair Okita, senior vice president of manufacturing and development at Genzyme. “We are very pleased to add the expertise of the Cell Genesys team to our organization, and we welcome them to Genzyme.”
The San Diego manufacturing operation was purchased by Cell Genesys from Chiron Corp. in 2001 for $4.8 million. Cell Genesys’ decision to sell the operation was part of a strategic restructuring plan to focus its resources on its most advanced and most promising product development programs. The portfolio decisions resulted in a reduction of the company’s manufacturing needs in the viral product area. The agreement between Cell Genesys and Genzyme includes an opportunity for Cell Genesys to have its lead oncolytic virus therapy product, CG0070, manufactured under contract with Genzyme. CG0070 is currently in a phase 1 trial for recurrent bladder cancer. Cell Genesys maintains its principal manufacturing operations for GVAX® cancer vaccines in Hayward, CA.
About Cell Genesys
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX® cancer vaccines and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX® vaccine for prostate cancer, Phase 2 trials of GVAX® vaccines for leukemia and pancreatic cancer, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer and potentially other types of cancer. Cell Genesys continues to hold equity interests in its two former subsidiaries – Abgenix, Inc., an antibody products company, and Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
About Genzyme
One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with more than 8,000 employees in locations spanning the globe and 2004 revenues of $2.2 billion. With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need. For more information, please visit www.genzyme.com.
Statements made herein about Cell Genesys, other than statements of historical fact, including statements about the company’s progress, financial results, timing and results of clinical trials and preclinical programs, and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional funding. For information about these and other risks which may affect Cell Genesys, please see Cell Genesys’ Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 14, 2005 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. Cell Genesys assumes no obligation to update the forward-looking information in this press release.
This press release contains forward-looking statements regarding Genzyme’s plans with respect to the acquired manufacturing assets and facilities and their potential impact on Genzyme’s gene therapy programs; expectations concerning Genzyme’s Ad2/HIF-1a product candidate; potential future gene therapy clinical trials; and the anticipated use of these facilities to produce materials for clinical trials. These risks and uncertainties include, among others: Genzyme’s ability to successfully integrate of the acquired manufacturing operations into Genzyme; the ability of Genzyme or its collaborative partners to successfully complete preclinical and clinical development of gene therapy products; the results of preclinical studies and clinical trials; the content and timing of decisions made by regulatory authorities concerning gene therapy product candidates and clinical trials; and the risks and uncertainties described in Genzyme’s reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2005. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release and Genzyme undertakes no obligation to update or revise the statements.
Genzyme® is a registered trademark of Genzyme Corporation. All rights reserved.
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